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                                                                     EXHIBIT 4.3

                         DIAGNOSTIC PRODUCTS CORPORATION

                             1997 STOCK OPTION PLAN

                      (As amended and restated May 8, 2001)



1.      PURPOSE

        The purpose of the Diagnostic Products Corporation 1997 Stock Option Plan (the "Plan") is to further the interests of Diagnostic Products Corporation (the "Company") and its Subsidiaries by strengthening the desire of Employees to continue their relationship with the Company and its Subsidiaries and by inducing individuals to become Employees of the Company and its Subsidiaries through stock options to be granted hereunder. Options granted under the Plan are either options intending to qualify as "incentive stock options" within the meaning of Section 422 of the Code or non-qualified stock options.

 2.     DEFINITIONS

        Whenever used herein the following terms shall have the following meanings, respectively:

        (a) "Board" shall mean the Board of Directors of the Company.

        (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (c) "Committee" shall mean a Committee of at least two directors appointed by the Board, or if no such committee has been appointed reference to "Committee" shall be deemed to refer to the Board.

        (d) "Common Stock" shall mean the Company's Common Stock, no par value per share, as described in the Company's Articles of Incorporation, as amended from time to time.

        (e) "Company" shall mean Diagnostic Products Corporation, a California corporation.

        (f) "Employee" shall mean in connection with Non-Qualified Options, any officer, employee, consultant or advisor of the Company or any Subsidiary or Parent Corporation of the Company, and any director of the Company who is not an employee of the Company or any Subsidiary or Parent Corporation of the Company, it being understood that the Committee may in its discretion also grant Options to induce individuals to become and remain as Employees and that such persons, for purposes of receiving Non-Qualified Options

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hereunder, shall be deemed "Employees." In connection with Incentive Options under this Plan, the term Employee shall mean any individual who is employed, within the meaning of Section 3401 of the Code, by the Company or any Subsidiary or Parent Corporation of the Company.

        (g) "Fair Market Value Per Share" of the Company's Common Stock shall mean if the Company's Common Stock is publicly traded the mean between the highest and lowest quoted selling prices of the Common Stock on the date of the grant of the Option or, if not available, the mean between the bona fide bid and asked prices of the Common Stock on the date of the grant of the Option. In any situation not covered above or if there were no sales on the date of the grant of an Option, the Fair Market Value Per Share shall be determined by the Committee in good faith based on uniform principles consistently applied.

        (h) "Incentive Option" shall mean an Option granted under the Plan which is designated as and qualifies as an incentive stock option within the meaning of Section 422 of the Code.

        (i) "Non-Qualified Option" shall mean an Option granted under the Plan which is designated as a non-qualified stock option or which does not qualify as an incentive stock option within the meaning of Section 422 of the Code.

        (j) "Option" shall mean an Incentive Option or a Non-Qualified Option. Each Option shall be evidenced by a written agreement executed by the Company which shall set forth the terms and conditions of such Option.

        (k) "Optionee" shall mean any Employee who has been granted an Option under the Plan.

        (l) "Parent Corporation" shall have the meaning set forth in Section 424(e) of the Code.

        (m) "Permanent Disability" shall mean termination of employment with the Company or any Subsidiary or Parent Corporation of the Company with the consent of the Company or such Subsidiary by reason of permanent and total disability within the meaning of Section 22(e)(3) of the Code.

        (n) "Plan" shall mean the Diagnostic Products Corporation 1997 Stock Option Plan, as from time to time amended.

        (o) "Subsidiary", in the case of Incentive Options, shall have the meaning set forth in Section 424(f) of the Code (generally, 50% or more owned subsidiaries), and in the case of Non-Qualified Options, shall have the meaning of "subsidiary" in Rule 405 of Regulation C under the Securities Act of 1933, as amended (generally, a controlled affiliate).



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3.      ADMINISTRATION

        (a) The Plan shall be administered either by the Board or, in the discretion of the Board, by a Committee; provided, however, that if a Committee has been appointed by the Board, the Board may take any action permitted to be taken by the Committee with respect to grants or other actions affecting Options for executive officers or directors of the Company. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies.

        (b) Any action of the Committee with respect to the administration of the Plan shall be taken by majority vote or by unanimous written consent of its members.

        (c) Subject to the provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan, to define the terms used herein, to determine the Optionees, the time or times an Option may be exercised and the number of shares which may be exercised at any one time, to prescribe, amend and rescind rules and regulations relating to the Plan, to approve and determine the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's authority shall include, without limitation, the right, in its discretion, to accelerate the exercisability of Options or reprice or exchange Options with the consent of the Optionee. All determinations and interpretations made by the Committee shall be conclusive and binding on all Employees and on their guardians, legal representatives and beneficiaries.

        (d) The Company will indemnify and hold harmless the members of the Board and the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons' duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct and/or criminal acts of such persons.

4.      NUMBER OF SHARES SUBJECT TO PLAN

        The stock to be offered under the Plan shall consist of up to 2,000,000 shares of the Company's Common Stock. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of this Plan.



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5.      ELIGIBILITY AND PARTICIPATION

        (a) The Committee shall determine the Employees to whom Options shall be granted, the time or times at which such Options shall be granted and, subject to subparagraph (c) hereof, the number of shares to be subject to each Option. An Employee who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine. An Employee may be granted Incentive Options or Non-Qualified Options or both under the Plan.

        (b) In no event shall the aggregate fair market value (determined as of the time an Incentive Option is granted) of shares subject to Incentive Options held by an Optionee (granted under the Plan or under any other plan of the Company) that first become exercisable in any calendar year exceed $100,000. The portion of any purported Incentive Option which exceeds such limitation shall be deemed to be a Non-Qualified Option.

        (c) The maximum number of shares of Common Stock with respect to which Options may be granted to any Employee in any fiscal year of the Company shall be two hundred thousand (200,000) shares. In connection with an Employee's commencement of full-time employment with the Company, or any Subsidiary or Parent Corporation of the Company, an Employee may be granted Options for up to an additional two hundred thousand (200,000) shares, which shall not count against the limit set forth in the previous sentence. The foregoing share limitations shall be adjusted proportionately in connection with any change in the Company's capitalization or corporate structure pursuant to Section 16(a) hereof.

6.      PURCHASE PRICE

        The purchase price of each share covered by an Option shall be determined by the Committee on the date of grant; provided, however, that the purchase price of each share covered by each Incentive Option shall not be less than 100% of the Fair Market Value Per Share of the Common Stock of the Company on the date the Incentive Option is granted; and provided, further, that if at the time an Incentive Option is granted the Optionee owns or would be considered to own by reason of Section 424(d) of the Code more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or Parent Corporation of the Company, the purchase price of the shares covered by such Incentive Option shall not be less than 110% of the Fair Market Value Per Share of the Common Stock on the date the Incentive Option is granted.

7.      DURATION OF OPTIONS

        The expiration date of an Option shall not exceed 10 years from the date on which the Option was granted, and shall be subject to earlier termination as provided herein; provided, however, that



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if at the time an Incentive Option is granted the Optionee owns or would be considered to own by reason of Section 424(d) of the Code more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or Parent Corporation of the Company, such Incentive Option shall expire not more than 5 years from the date the Incentive Option is granted.

8.      EXERCISE OF OPTIONS

        An Option shall be exercisable in installments or otherwise upon such terms as the Committee shall in its discretion determine. An Optionee may purchase less than the total number of shares for which the Option is exercisable, provided that the exercise of an Option shall not include any fractional shares. As a condition to the exercise, in whole or in part, of any Option, the Committee may in its sole discretion require the Optionee to pay, in addition to the purchase price of the shares covered by the Option, an amount equal to any federal, state and local taxes that the Committee has determined are required to be paid in connection with the exercise of such Option in order to enable the Company to claim a deduction or otherwise. Furthermore, if any Optionee disposes of any shares of stock acquired by exercise of an Incentive Option prior to the expiration of either of the holding periods specified in
Section 422(a)(1) of the Code, the Optionee shall pay to the Company, or the Company shall have the right to withhold from any payments to be made to the Optionee, an amount equal to any federal, state and local taxes that the Committee has determined are required to be paid in connection with the exercise of such Option in order to enable the Company to claim a deduction or otherwise.

9.      METHOD OF EXERCISE

        (a) To the extent that the right to purchase shares has accrued, Options may be exercised from time to time by giving written notice to the Company stating the number of shares with respect to which the Option is being exercised, accompanied by payment in full of the purchase price for the number of shares being purchased and, if applicable, any federal, state or local taxes required to be paid in accordance with the provisions of Section 8 hereof.

        (b) Payment of the purchase price for any shares pursuant to the exercise of an Option may be made in cash or by check or, in connection with subparagraphs (i) through (iv) where expressly approved by the Committee in advance, in its discretion, and where permitted by law:

               (i) by cancellation of indebtedness of the Company to the Optionee;

               (ii) by surrender of shares of Common Stock that have been owned by the Optionee for at least six months;



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               (iii) by tender of a full recourse promissory note, which note shall be secured by the shares being purchased, contain such terms as may be approved by the Committee and bear interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code;

               (iv) by waiver of compensation due or accrued to the Optionee for services rendered;

               (v) provided that a public market for the Company's Common Stock exists:

                      (1) through a "same day sale" commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the purchase price, and whereby the NASD Dealer irrevocably commits to forward the purchase price directly to the Company; or

                      (2) through a "margin" commitment from the Optionee and a
               NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the purchase price, and whereby the NASD Dealer irrevocably commits to forward the purchase price directly to the Company; or

               (vi) by any combination of the foregoing.

        If payment is made with shares of Common Stock, the Optionee, or other person entitled to exercise the Option, shall deliver to the Company certificates representing the number of shares of Common Stock in payment for the shares being purchased, duly endorsed for transfer to the Company and, if requested by the Committee, a representation and warranty in writing that he has good and marketable title to the shares represented by the certificate(s), free and clear of all liens and encumbrances. The value of the shares of Common Stock tendered in payment for the shares being purchased shall be their Fair Market Value Per Share on the date of the Optionee's exercise.

        (c) Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the shares for such period as may be required for it to comply, with reasonable diligence, with any applicable listing requirements of any national securities exchange or any federal, state or local law. If an Optionee, or other person entitled to exercise an Option, fails to accept delivery of or fails to pay for all or any portion of the shares requested in the notice of exercise, upon tender of delivery



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thereof, the Committee shall have the right to terminate his Option with respect to such shares.

10.     NON-TRANSFERABILITY OF OPTIONS

        (a) Except as otherwise expressly provided in Section 10(b) and in the agreement which evidences the Option, as the same may be amended, no Option granted under the Plan shall be assignable or transferable by the Optionee, either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by the Optionee.

        (b) The Committee may permit Non-Qualified Options to be transferred pursuant to a domestic relations order or to members of the Optionee's immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Optionee's immediate family and/or charitable institutions, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made pursuant to a domestic relations order, or for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration). Notwithstanding the foregoing, Incentive Options shall be subject to any and all transfer restrictions under the Code.

11.     CONTINUANCE OF EMPLOYMENT

        Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any Optionee any rights with respect to the continuation of his status as an Employee of the Company or any Subsidiary or Parent Corporation of the Company or interfere in any way with the right of the Company or any Subsidiary or Parent Corporation of the Company at any time to terminate such relationship or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the grant of an Option.

12.     TERMINATION OF EMPLOYEE STATUS OTHER THAN BY DEATH OR PERMANENT
        DISABILITY

        Except as expressly approved by the Committee with respect to any Non-Qualified Option granted hereunder and set forth in the agreement evidencing such Option, if an Optionee ceases to be an Employee for any reason other than his death or Permanent Disability, any Options granted to him under the Plan shall terminate not later than three months from the date on which such Optionee ceases to be an Employee unless such Optionee has been rehired by the Company and is an Employee on such date. Until the termination of the Option, the Optionee may exercise any Option



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granted to him but only to the extent such Option was exercisable on the date he ceased to be an Employee and provided that such Option has not expired or otherwise terminated as provided herein. A leave of absence approved in writing by the Committee shall not be deemed a termination for purposes of this Section, but no Option may be exercised during any such leave of absence, except during the first 90 days thereof. The fact that the Optionee may receive payment from the Company or any Subsidiary of the Company after termination of Employee status for vacation pay, for services rendered prior to termination, for salary in lieu of notice, or for other benefits shall not affect the termination date.

13.     DEATH OR PERMANENT DISABILITY OF OPTIONEE

        Except as expressly approved by the Committee with respect to any Non-Qualified Option granted hereunder and set forth in the agreement evidencing such Option, if an Optionee shall die at a time when he is an Employee or if the Optionee shall cease to be an Employee by reason of Permanent Disability, any Options granted to him under this Plan shall terminate not later than one year after the date of his death or termination of Employee status due to Permanent Disability unless by its terms it shall expire before such date or otherwise terminate as provided herein, and shall only be exercisable to the extent that it would have been exercisable on the date of his death or termination due to Permanent Disability. In the case of death, the Option may be exercised by the person or persons to whom the Optionee's rights under the Option shall pass by will or by the laws of descent and distribution.

14.     STOCK PURCHASE NOT FOR DISTRIBUTION

        Each Optionee shall, by accepting the grant of an Option under the Plan, represent and agree, for himself and his transferees by will or the laws of descent and distribution, that all shares of stock purchased upon exercise of the Option will be received and held without a view to distribution except as may be permitted by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. After each notice of exercise of any portion of an Option, if requested by the Committee, the person entitled to exercise the Option must agree in writing that the shares of stock are being acquired in good faith without a view to distribution.

15.     PRIVILEGES OF STOCK OWNERSHIP

        No person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a shareholder of the Company with respect to any shares of Common Stock issuable upon exercise of such Option until such person has become the holder of record of such shares. No adjustment shall be made for dividends or distributions of rights in respect of such shares if



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the record date is prior to the date on which such person becomes the holder of record, except as provided in Section 16 hereof.

16.     ADJUSTMENTS/CHANGE IN CONTROL

        (a) If the number of outstanding shares of Common Stock of the Company are increased or decreased, or if such shares are exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares, or other similar transaction, the aggregate number of shares of Common Stock subject to the Plan as provided in Section 4 hereof and the shares of Common Stock subject to issued and outstanding Options under the Plan shall be appropriately and proportionately adjusted by the Committee. Any such adjustment in the outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option but with an appropriate adjustment in the price for each share or other unit of any security covered by the Option.

        (b) Notwithstanding the provisions of subsections (a) or (c) of this Section, the Plan and each outstanding Option shall terminate on the effective date of the dissolution or liquidation of the Company or any reorganization, merger or consolidation with one or more corporations or entities as a result of which the Company is not the surviving corporation, or any sale of all or substantially all the assets of the Company, or the sale (by merger or otherwise) of more than 80% of the then outstanding Common Stock, unless the surviving or acquiring corporation or other entity agrees to assume, or substitute equivalent awards for, all outstanding Options; provided that the Committee may, in its sole discretion, accelerate the vesting of any outstanding Option or give notice of such event to Optionees prior to the effective date of such event.

        (c) Upon a "Change in Control" (as hereinafter defined), all outstanding Options shall, subject to the provisions hereof, vest and become immediately 100% exercisable; provided, however, that this subsection (c) shall be null and void and there shall be no acceleration of the vesting of Options in the event of a Change in Control if the operation of this subsection (c) would preclude the Company from being able to utilize the pooling-of-interests method of accounting in any transaction. A "Change in Control" shall be deemed to have occurred if:

               (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under any Company employee benefit plan, or any entity owned, directly or indirectly, by Company shareholders in substantially the same proportions as their ownership of the Company's voting securities), is or becomes the



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"beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time), directly or indirectly, of the Company's securities representing 50% or more of the combined voting power of the Company's then outstanding securities;

               (ii) a tender offer (for which a filing has been made with the Securities and Exchange Commission which purports to comply with the requirements of Section 14(d) of the Exchange Act and the rules thereunder) is made for the stock of the Company, upon the first to occur of (A) any time during the offer when the person (as defined in clause (i) above) making the offer owns or has accepted for payment securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any voting securities owned by such person, securities representing 50% or more of the combined voting power of the Company's outstanding securities when the offer terminates;

               (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directions, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i),
(ii), (iv) or (v) of this subsection (c)) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors;

               (iv) the Company's shareholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the Company's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

               (v) the Company's shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

        If any of the events enumerated in clauses (i) through (v) above occur, the Board shall determine the effective date of the Change in Control resulting therefrom, for purposes of the



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Plan. The exercise of any portion of an Option which would not have been exercisable but for the occurrence of a Change in Control under clause (iv) or
(v) above shall be conditioned on the consummation of the transaction described in clause (iv) or (v) which caused the Change in Control to occur. If such transaction is abandoned, any and all conditional exercises of Options in accordance with this subsection (c) shall be deemed annulled and of no force or effect and to the extent any Option shall have vested solely by operation of this subsection (c), such vesting shall be deemed annulled and of no force or effect and the vesting provisions of such Option as in effect prior to the Change in Control shall be reinstated.

        (d) Adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under the Plan or in connection with any such adjustment.

17.     AMENDMENT AND TERMINATION OF PLAN

        (a) The Board of Directors of the Company may from time to time, with respect to any shares at the time not subject to Options, suspend or terminate the Plan or amend or revise the terms of the Plan; provided that any amendment of the Plan shall be approved by the shareholders of the Company if the amendment would (i) increase the number of shares of Common Stock which may be issued under the Plan, except as permitted under the provisions of Section 16 hereof, or (ii) materially modify the requirements as to eligibility for participation in the Plan.

        (b) No amendment, suspension or termination of the Plan shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option theretofore granted to such Optionee under the Plan.

        (c) The terms and conditions of any Option granted to an Optionee under the Plan may be modified or amended only by a written agreement executed by the Optionee and the Company.

18.     EFFECTIVE DATE OF PLAN

        This Plan shall become effective upon adoption by the Board of Directors of the Company and approval by the Company's shareholders; provided, however, that prior to approval of the Plan by the Company's shareholders, but after adoption by the Board of Directors, Options may be granted under the Plan subject to obtaining the shareholders' approval of the adoption of the Plan. Notwithstanding the foregoing, shareholders' approval must occur no later than 12 months after the date of adoption of the Plan by the Board of Directors.



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19.     TERM OF PLAN

        No Option shall be granted pursuant to the Plan after 10 years from the earlier of the date of adoption of the Plan by the Board of Directors of the Company or the date of approval of the Plan by the Company's shareholders.

        The Plan was adopted by the Board on February 14, 1997. The Plan was approved by the shareholders on May 5, 1997 and amended by the Board of Directors on September 8, 1999. Sections 4 and 5(c) were amended and added, respectively, and approved by the shareholders, on May 8, 2001.



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